Exhibit 99.1

NEWS RELEASE 1625 Broadway, Suite 250 Denver, Colorado 80202 Telephone: 303-592-8075 Fax: 303-592-8071 Contact: Lynn Peterson, CEO

KODIAK OIL & GAS CORP. REPORTS SECOND QUARTER 2009 RESULTS

- 171% Increase in Oil Production - 137% Growth in Equivalent Production - Vermillion Basin Amended Development Agreement Announced - Second Drilling Rig Amendment

DENVER, Aug. 6 /PRNewswire-FirstCall/—Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today reported financial and operating results for the second quarter 2009.

Second Quarter Financial Results

The Company reported a net loss for the quarter ended June 30, 2009, of $538,000, or $0.01 per basic and diluted share, compared with a net loss of $1.9 million, or $0.02 per basic and diluted share, for the same period in 2008.  Oil and gas sales were also flat quarter-over-quarter at $2.0 million.  Crude oil revenue accounted for approximately 94% of second quarter 2009 oil and gas sales, as compared to 77% in the same period in 2008.   The Company grew quarterly production by 137%, but posted flat revenue for the comparable quarterly periods which is attributed to a 54% decrease in prices received for oil sales and an 83% lower price received for sales of the Company’s natural gas.  Further discussion is included in the Oil and Gas Sales section below.

For the second quarter 2009, Adjusted EBITDA was $583,000, as compared to negative $665,000 for the same period in 2008.  The improvement in Adjusted EBITDA during the second quarter 2009 is attributed primarily to a decrease in workover expense compared to 2008.  Kodiak defines Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, depletion, amortization and accretion, non-cash stock-based compensation expense, impairment expense and gains or losses on foreign currency exchange.

Reconciliations of Adjusted EBITDA, a non-GAAP measure, to net loss are included in this news release and in the Company’s Form 10-Q for the quarter ended June 30, 2009.  Additional disclosure regarding the Company’s use of Adjusted EBITDA is included in the Company’s Form 10-Q for the quarter ended June 30, 2009.

General and administrative (G&A) expense decreased to $1.7 million for the second quarter 2009, from $1.8 million for the same period in 2008.  Included in the G&A expense for the 2009 period is a stock-based compensation charge of $583,000 for options issued to officers, directors and employees, as compared to $449,000 for the same period in 2008.

First Half 2009

For the six months ended June 30, 2009, Kodiak reported a net loss of $2.2 million, or $0.02 per basic and diluted share, compared with a net loss of $4.5 million, or $0.05 per basic and diluted share, for the same period in 2008.

Total revenues for the first half of 2009 were $2.8 million, versus $4.0 million for the same period in 2008. Oil and gas sales were $2.8 million for the first half of 2009, as compared to $3.8 million in 2008.  Crude oil revenue accounted for approximately 85% of first-half 2009 oil and gas sales, as compared to 76% in the same period in 2008.

For the first six months of 2009, Adjusted EBITDA was $91,000, as compared to negative $662,000 for the prior first-half period.  Net cash used in operating was $694,000 in the first half of 2009, as compared to net cash used in operating activities of $5.2 million in the prior-year period.

Total assets were $45.9 million at June 30, 2009, as compared to $39.0 million at December 31, 2008.  Stockholders’ equity was $39.3 million at June 30, 2009, as compared to $33.0 million at year-end 2008.  The Company’s cash and cash equivalents position at June 30, 2009, was $3.8 million and it currently has no long-term debt.  In addition, prepaid expenses, including tubular goods and surface equipment, were $7.7 million and accounts receivable was $4.4 million, both at June 30, 2009.  Kodiak’s total current assets at June 30, 2009 were $15.9 million and its total current liabilities were $5.6 million, providing working capital of $10.3 million.

G&A expense decreased to $3.6 million for the first half of 2009, from $4.3 million for the same period in 2008.  Included in the G&A expense for the 2009 period is a non-cash stock-based compensation charge of $1.4 million for options issued to officers, directors and employees, as compared to $2.0 million for the same period in 2008, a 30% decrease.  The 17% G&A reduction for the period is primarily due to an ongoing effort to reduce G&A costs Company-wide.  Due to Kodiak’s ongoing cost-containment efforts, the Company’s G&A costs related to employee costs, travel, legal and consulting expenses declined by approximately $138,000, or 6%, during the first half of 2009, as compared to the same period in 2008.

Oil and Gas Sales

Kodiak’s second quarter 2009 oil and gas sales volumes increased by 137% to 45,000 barrels of oil equivalent (BOE), as compared to 19,000 BOE in the same period in 2008.  Oil sales volumes improved by 171% to 35,000 barrels for the second quarter 2009, as compared to 13,000 barrels in the same period in 2008.  The growth in oil production is attributed to new Bakken oil wells being brought on line during the second quarter of 2009.  By commodity in the second quarter of 2009, crude oil constituted 78% of the production base.

For the second quarter 2009, the average gas price received decreased 83% to $2.20 per thousand cubic feet of natural gas (Mcf), as compared to the $12.80 per Mcf received in 2008.  On a quarter-over-quarter basis, the average price received for crude oil fell by 54%.  The Company sold its oil for $52.69 per barrel during the second quarter 2009, as compared to the $115.42 per barrel received during the prior-year period.  Kodiak currently does not hedge any of its oil and gas production volumes.

During the first half of 2009, Kodiak invested $11.5 million in oil and gas activities, of which $7.1 million was invested during the second quarter 2009, primarily for the drilling and completion of wells in its Bakken drilling program.  During the first half of 2009, Kodiak drilled five wells and completed four wells as producers.  The Company now has working interests in 28 gross (15.74 net) wells, of which 18 gross (11.48. net) are Kodiak operated wells.

For the first half of 2009, oil and gas sales volumes improved by 70% to 78,000 BOE, as compared to 46,000 BOE in the same period in 2008.  Oil sales volumes grew 79% to 52,000 barrels for the first half of 2009, as compared to 29,000 barrels in the same period in 2008.  By commodity in the first six months of 2009, crude oil constituted 66% of the production base, as compared to 63% in the prior-year period.

For the first half of 2009, the average gas price received decreased 71% to $2.60 per Mcf, as compared to the $9.04 per Mcf received in 2008.  The average price received for crude oil in the first half of 2009 was also sharply lower netting 55% less that in the same period in 2008.  The Company sold its crude oil for $45.48 per barrel during the first half of 2009, as compared to the $100.97 per barrel received during the prior-year period.

Williston Basin — Dunn County, North Dakota

Kodiak’s exploration efforts target oil and gas production from the middle member between the upper and lower Bakken shales, which are the source for existing hydrocarbons.  The Three Forks / Sanish Formation, a productive interval lying directly below the lower Bakken shale, is also expected to be a future exploration target.  Commercial production from the Three Forks / Sanish Formation is being reported by operators in the immediate area.

The Company’s Bakken shale leasehold position is located on the Fort Berthold Indian Reservation (FBIR) in Dunn County, N.D. where all Company drilling and completion activity has occurred in 2009.  At June 30, 2009, Kodiak had approximately 54,000 gross and 37,000 net acres under lease.  Kodiak operates all of its leasehold on the reservation excepting an approximate 7,000 net acres that are in a participating area previously established with another operator.

Year-to-date, Kodiak Oil & Gas Corp. has drilled and completed its first four wells targeting the middle member of the Bakken Formation.  In addition, the Company has one well currently being completed, one awaiting completion and its seventh Middle Bakken well, the charging Eagle #1-22-10H, is drilling in the horizontal lateral in the Charging Eagle area in the southeastern portion of its FBIR leasehold.

Estimated average daily net production for all of Kodiak’s producing properties for the month of July 2009 was 765 barrels of oil equivalent per day (BOE/d), as compared to the average daily net production for the second quarter of 2009 of 521 BOE/d.  Comparatively, average gross production for the FBIR producing properties for July 2009 was 1,220 barrels of oil per day (BO/d) operated and 470 BO/d net to Kodiak.  There have been no gas sales as the wells are not connected to a gas pipeline.

The table below summarizes Kodiak’s 2009 activity on the FBIR.

Kodiak Oil & Gas Corp. FBIR Drilling and Completion Activities

Well	WI / NRI (%)	Days to TD*	Lateral Length	Completion Date	Number of Frac Stages	IP 24- Hour Test (BOE/D)	First 30 Day Oil Production	Note
MC #16-34-2H	60 /49	41	4,169’	4/23/2009	8	711	8,397	Flowing Well
MC #16-34H	60 / 49	36	4,150’	5/4/2009	5	1,394	13,406	Flowing Well
TSB #16-8-7H	37.5 / 30.5	28	8,995’	6/7/2009	15	1,856	21,542	Flowing Well
TSB #16-8-16H	50 /41	31	4,465’	6/18/2009	5	811	12,288	Flowing Well
TSB #14-33-28H	50 /41	31	8,313’	8/3/2009	15	—	—	Completing
TSB #14-33-6H	50 /41	26	4,163’	8/24/2009	6	—	—	Completing
CE #1-22-10H	55 /45	—	Approx. 9,000’	—		—	—	Drilling Ahead
CE #1-22-23H	60 /50	—	Approx. 5,000’	—		—	—	Spud after CE#1-22-10H
TB #16-15-10H	60 /50	—	Approx. 9,000’	—		—	—	Spud after CE#1-22-23H

*Includes running liner in the hole

Second Half 2009 Outlook

For the second half of 2009, Kodiak intends to drill five additional gross wells on the FBIR and complete five additional gross wells, including the two that are currently being completed.  The Company’s working interest (WI) ranges from 50% to 60% on the five wells.  After all drilling and completion operations are finished on each two-well pad , the Company intends to provide periodic operations updates to apprise investors as to the 2009 drilling program’s progress.  A further discussion of Kodiak’s liquidity and its capital expenditures is included below.

Events Subsequent to the End of the Second Quarter 2009

Vermillion Basin

Effective August 1, 2009, the Company amended an earlier agreement with Devon Energy Production Company, L.P. (“Devon”), a wholly owned subsidiary of Devon Energy Corp., whereby Kodiak has assigned approximately 50% of its current interest in its Vermillion Basin prospect area in southwest Wyoming to Devon.  In return, the Company will be carried for its remaining 25% WI in two horizontal completions on wells that were drilled earlier, one located in the Coyote Flats Unit and the other located in the Horseshoe Basin Unit.  Furthermore, the Company will be relieved of all previously recorded indebtedness to Devon for costs associated with earlier exploration expenditures that exceeded the $30 million carried interest previously disclosed.  Therefore, as of August 1, 2009, neither party will have amounts due to, nor due from, the other party nor will the Company incur any further costs through the completion, equipping or tying into sales of the two horizontal wells mentioned above.

Completion work has commenced and the wells will be evaluated during the second half of 2009.  The transaction effectively eliminates any capital expenditure requirements by Kodiak in the Vermillion Basin into 2010, while allowing the Company to continue to control leasehold and to participate in the play with its revised working interest.

“A corporate strategy since inception is to control an operated portfolio of both crude oil and natural gas assets to hedge against hydrocarbon price volatility,” said Lynn A. Peterson, Kodiak’s President and CEO.  “Commodity prices command attention to rates of return for our oil and gas projects.  We are allocating our investment to the Bakken play where oil production currently yields better per-well economics and allows us to grow cash flow.  The agreement with Devon is of particular importance to Kodiak in that we have minimal financial exposure, yet maintain our involvement in the Baxter shale play in a non-operated capacity.  We remain optimistic about the Vermillion Basin’s potential, especially given the enormous natural gas resource the Baxter shale holds.  Having a very capable, technically savvy partner like Devon to advance this project, while we focus on our Bakken oil projects, is a positive development for Kodiak and its shareholders.  We expect Rockies natural gas prices to improve in the future and the Company will be positioned to participate in the product price recovery.”

Drilling Rig

During the second quarter of 2008, the Company entered into contracts for the use of two new-build drilling rigs.  The first rig was placed into operation in November 2008 and entails a two-year drilling commitment and specific termination fees if drilling activity is cancelled or never commenced.  Under the terms of the drilling rig contract for the second rig (the “Second Rig Contract”), Kodiak was initially scheduled to take delivery of the second rig in February 2009 but, effective August 2009, the Company and the contractor have agreed to an amendment to the Second Rig Contract to defer such delivery.  Under the amendment, the Company will make monthly payments until the earlier of delivery of the second rig or the expiration of 12 months totaling up to an aggregate of $1.9 million (“Delay Payments”).  If the Company takes delivery of the second rig during this 12-month period, a portion of the Delay Payments may be applied in the form of a credit against future operating charges incurred by the Company under the Second Rig Contract, which has a two-year drilling commitment.  The actual amount of the credit will decrease as time passes creating an incentive for the Company to take delivery or locate a party to assume the rig commitment.  In the event that Kodiak does not take delivery of the rig before the expiration of the 12-month period or cancels the Second Rig Contract after delivery, it may be required to pay a termination fee.  The maximum termination fee payable by the Company would be $5.6 million, against which, under certain circumstances, some or all of the Delay Payments may be applied in the form of a credit.

“We appreciate the effort put forth by the drilling contractor to assist Kodiak through a difficult period,” Mr. Peterson continued.  “The rig we are currently running is excellent iron and continues to exceed our expectations.  Commodity prices and capital needs notwithstanding, it is our goal to put the second rig to work in the future.  This agreement will allow us to satisfy part of the commitment through operating cash flow and affords us an opportunity to evaluate our well performance while continuing to secure additional drilling permits moving into 2010.  At the same time, this arrangement will provide the contractor a manageable stream of capital to help offset any potential termination fee.”

Acreage Sell-Down

During July 2009, Kodiak closed on a previously announced agreement to acquire additional interests in the Tall Bear prospect area.  Separately, the Company entered into a joint venture arrangement with a private industry partner pursuant to which Kodiak conveyed certain of its leasehold to the joint venture partner resulting in a sell-down of 3,300 net acres to Kodiak’s leasehold in the Charging Eagle and Tall Bear prospects, collectively referred to as the Twin Buttes area. After netting out the costs to acquire the additional interests in the Tall Bear prospect area, Kodiak realized $1.85 million in cash from the sell-down, and will pay 50% of the first five wells drilled in the Twin Buttes area for its 60% WI, proportionally reduced.

“We are delighted to have our new partner participating with us in drilling the southeastern block of our FBIR leasehold,” said Mr. Peterson.  “As the southern block represents about 30% of our leasehold, these are important delineation wells.  By selling down certain of our interest, it maintains the Kodiak working interest in the 50%-60% range, which allows us to operate while adhering to our capital expenditure budget.”

Liquidity and Capital Resources

During the first six months of 2009, Kodiak invested approximately $11.5 million in developing its oil and gas properties on the FBIR.  Kodiak initially anticipated total net capital expenditures of up to $15.3 million in 2009, compared to approximately $11.0 million incurred in 2008.

Kodiak originally estimated that, of the $15.3 million total projected expenditures, $4.0 million would be allocated to the Vermillion Basin and the remaining $11.3 million would be allocated to the Williston Basin.  However, due to the previously discussed amended Vermillion Basin agreement, it is now anticipated that actual 2009 expenditures in the Vermillion Basin will be minimal.  Accordingly, the capital expenditures initially contemplated for the Vermillion Basin will be reallocated to the Williston Basin. The Company continues to evaluate and monitor its capital expenditures in relation to commodity prices and Kodiak’s 2009 expenditures are expected to increase from the previously announced $15.3 million budget in 2009.

The Company believes it has the financial capacity to continue drilling and completion operations on the FBIR into the first part of 2010, based upon its June 30, 2009 working capital position, the transactions that have improved working capital subsequent to the end of the second quarter, the current costs of drilling and completing wells, combined with expected growth in cash flow from operations based upon current commodity prices.  Kodiak ended the second quarter of 2009 with cash and cash equivalents of approximately $3.8 million and total working capital of $10.3 million.  As of June 30, 2009, Kodiak had prepaid $7.5 million towards the cost of tubular goods, including $6.0 million of tubular goods that are inventoried in third-party yards and $1.5 million of deposits for tubular goods that will be delivered later this year.

Commenting on liquidity and capital resources Mr. Peterson said, “We have successfully closed key transactions subsequent to the end of the second quarter to continue to improve our working capital position.  Through the amended Vermillion Basin agreement and the acreage sell-down in the Twin Buttes area, we have improved our working capital position by approximately $3 million.  Furthermore, we have promoted partners into the project that will help reduce our capital requirements.  We are also pleased with the agreement we have reached with the drilling contractor in an effort to satisfy our obligation via an arrangement that is quantifiable to our investors, which we believe will remove the perceived rig liability overhang.  We can now focus on further improving our capital resources and work to secure additional drilling permits on the FBIR in the ideal event that we are capable of taking delivery of the second rig before August 2010.”

Teleconference Call

In conjunction with Kodiak’s release of its results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, August 7, 2009 at 11:00 a.m. Eastern Daylight Time.

Kodiak Oil & Gas Corp. Second Quarter 2009 Financial and Operating Results Conference Call

Date:	Friday, August 7, 2009
Time:	11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Call:	(877) 257-3168 (US/Canada) and (706) 643-3820; Passcode: 19101819
Internet:	Live and rebroadcast over the Internet
http://www.videonewswire.com/event.asp?id=60259
or at http://www.kodiakog.com
Replay:	Available through Wednesday, August 12, 2009 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode 19101819 and for 30 days at www.kodiakog.com

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs, the Company’s expectations regarding the timing and amount of future revenues and the Company’s expectations regarding the future production of its oil & gas properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Footnotes to the Financial Statements

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-Q for the period ended June 30, 2009 filed with the Securities and Exchange Commission on August 6, 2009.

KODIAK OIL & GAS CORP.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$3,821,907	$7,581,265
Accounts receivable
Trade	2,733,630	1,934,818
Accrued sales revenues	1,637,322	516,870
Prepaid expenses and other	7,722,543	10,621,980
Total Current Assets	15,915,402	20,654,933
Oil and gas properties (full cost method), at cost:
Proved oil and gas properties	106,438,597	97,934,058
Unproved oil and gas properties	12,530,735	11,985,533
Wells in progress	4,369,900	728,093
Less-accumulated depletion, depreciation, amortization, accretion and asset impairment	(93,592,216)	(92,804,911)
Net oil and gas properties	29,747,016	17,842,773
Other property and equipment, net of accumulated depreciation of $249,998 in 2009 and $270,620 in 2008	220,371	272,705
Restricted investments	—	246,068
Total Assets	$45,882,789	$39,016,479

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities - Note 9	$5,114,238	$4,125,335
Advances from joint interest owners	492,806	1,105,740
Total Current Liabilities	5,607,044	5,231,075

Noncurrent Liabilities:
Asset retirement obligation	976,026	787,180
Total Liabilities	6,583,070	6,018,255

Commitments and Contingencies - Note 5
Stockholders’ Equity:
Common stock - no par value; unlimited authorized Issued and outstanding: 104,729,431 shares in 2009 and 95,129,431 shares in 2008
Contributed surplus	144,765,100	136,297,845
Accumulated deficit	(105,465,381)	(103,299,621)
Total Stockholders’ Equity	39,299,719	32,998,224
Total Liabilities and Stockholders’ Equity	$45,882,789	$39,016,479

KODIAK OIL & GAS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008

Revenues:
Gas production	$129,329	$462,218	$411,803	$928,083
Oil production	1,860,808	1,501,588	2,356,066	2,913,894
Interest & other	22,893	36,884	36,520	120,250
Total revenue	2,013,030	2,000,690	2,804,389	3,962,227

Cost and expenses:
Oil and gas production	343,674	1,282,618	492,203	2,265,569
Depletion, depreciation, amortization and accretion	532,454	786,777	887,794	1,884,076
General and administrative	1,680,344	1,831,508	3,596,295	4,326,551
(Gain)/loss on currency exchange	(5,288)	(1,772)	(6,142)	16,508

Total costs and expenses	2,551,184	3,899,131	4,970,150	8,492,704

Net loss	$(538,154)	$(1,898,441)	$(2,165,761)	$(4,530,477)

Basic & diluted weighted-average common shares outstanding	100,235,806	88,033,107	97,696,724	88,013,019

Basic & diluted net loss per common share	$(0.01)	$(0.02)	$(0.02)	$(0.05)

KODIAK OIL & GAS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2009	2008

Cash flows from operating activities:
Net loss	$(2,165,761)	$(4,530,477)
Reconciliation of net loss to net cash (used in) provided by operating activities:
Depletion, depreciation, amortization and accretion	887,794	1,884,076
Stock based compensation	1,375,080	1,967,511
Changes in current assets and liabilities:
Accounts receivable-trade	(798,812)	(776,323)
Accounts receivable-accrued sales revenue	(1,120,452)	(53,118)
Prepaid expenses and other	1,750,921	(1,941,424)
Accounts payable and accrued liabilities	(622,402)	(1,720,237)
Net cash (used in) operating activities	(693,632)	(5,169,992)

Cash flows from investing activities:
Oil and gas properties	(9,407,721)	(9,171,252)
Sale of oil and gas properties	—	2,437,892
Equipment	8,000	(2,124)
Prepaid tubular goods	(993,413)	—
Restricted investment: undesignated as restricted	235,233	10,835
Net cash (used in) investing activities	(10,157,901)	(6,724,649)

Cash flows from financing activity:
Proceeds from the issuance of shares	7,200,000	78,750
Issuance costs	(107,825)	—
Net cash provided by financing activities	7,092,175	78,750

Net change in cash and cash equivalents	(3,759,358)	(11,815,891)

Cash and cash equivalents at beginning of the period	7,581,265	13,015,318

Cash and cash equivalents at end of the period	$3,821,907	$1,199,427

Supplemental cash flow information
Oil & gas property accrual included in Accounts payable and accrued liabilities	$2,455,560	$1,338,899

Asset retirement obligation	$139,290	$(65,143)

Use of Non-GAAP Financial Matters

In evaluating its business, Kodiak considers earnings before interest, taxes, depreciation, depletion, amortization, gains or losses on foreign currency exchange, non-cash stock-based compensation expense, impairment expense, accretion or abandonment liability (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities and future capital expenditures. Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance. The Company uses this non-GAAP measure primarily to compare its performance with other companies in the industry that make a similar disclosure and as a measure of its current liquidity. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program. Investors should not consider this measure in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.

KODIAK OIL & GAS CORP.

RECONCILIATION OF ADJUSTED EBITDA

	Three months ended	Three months ended
	June 30,	June 30,
	2009	2008
Reconciliation of Adjusted EBITDA:
Net Loss	$(538,154)	$(1,898,441)
Add back:
Depreciation, depletion, amortization and accretion	532,454	786,777
(Gain) / loss on foreign currency exchange	(5,288)	(1,772)
Stock based compensation expense	593,690	448,701

Adjusted EBITDA	$582,702	$(664,735)

	Year-to-date	Year-to-date
	June 30,	June 30,
	2009	2008
Reconciliation of Adjusted EBITDA:
Net Loss	$(2,165,761)	$(4,530,477)
Add back:
Depreciation, depletion, amortization and accretion	887,794	1,884,076
(Gain) / loss on foreign currency exchange	(6,142)	16,508
Stock based compensation expense	1,375,080	1,967,511

Adjusted EBITDA	$90,971	$(662,382)